                                  EXHIBIT 12
                                  ----------

                               Case Corporation
                      Ratio of Earnings to Fixed Charges*

                                                                             Year Ended December 31,
                                                                           ----------------------------
                                                               9 months    1997  1996  1995  1994  1993
                                                                ended
                                                               9/30/98
                                                               ----------------------------------------
Net                                                               258       403   316   337   131    39
Income

Add:
        Interest                                                  170       170   160   174   160   232
        Amortization of capitalized debt expense                    1         1     4     6
        Portion of rentals representative of interest factor        9        12    12    12    11    12
        Income tax expense and other taxes on income              120       191   185    81    93     6
        Fixed charges of unconsolidated subsidiaries                3         3     3     2     2     2
        Extraordinary items (net of taxes)                                         33           5
        Cumulative effect of change in accounting
          principles (net of taxes)                                                       9    29
                                                               ----------------------------------------
            Earnings as defined                                   561       780   713   621   431   291
                                                               ========================================


        Interest                                                  170       170   160   174   160   232
        Interest capitalized                                                  2     1     2     3     1
        Amortization of capitalized debt expense                    1         1     4     6
        Portion of rentals representative of interest factor        9        12    12    12    11    12
        Fixed charges of unconsolidated subsidiaries                3         3     3     2     2     2
                                                               ----------------------------------------
            Fixed charges as defined                              183       188   180   196   176   247
                                                               ========================================
        Ratio of earnings to fixed chareges                      3.07      4.15  3.96  3.17  2.45  1.18

        *Excludes impact of preferred dividends